Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

We consent to the use of our report dated May 1, 2002 (except for Note 9, as to which the date is December 17, 2002) on the financial statements of Quality Botanical Ingredients, Inc. as of December 31, 2001 and for the year ended December 31, 2001, which is included in the SB-2 of Health Services Group, Inc., and to the reference to our Firm under the caption "Experts" in the Prospectus.


/S/ AMPER, POLITZINER AND MATTIA

January 8, 2004
Edison, New Jersey